Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Rolando B. Pablos
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

Alamo Acquisition, LLC
802783185

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Correction relating to an instrument that has been filed by the Secretary for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing.

Dated: 09/06/2017

Effective: 09/06/2017

Rolando B. Pablos
Secretary of State

Form 403 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: $15**	THE STATE OF TEXAS **Certificate of Correction**	This space reserved for office use. FILED In the Office of the Secretary of State of Texas SEP 06 2017 Corporations Section

Entity Information

1. The name of the filing entity is:

Alamo CBD LLC

State the name of the entity as currently shown in the records of the secretary of state. If the certificate of correction corrects the name of the entity, state the present name and not the name as it will be corrected.

The file number issued to the filing entity by the secretary of state is: 802485911

Filing Instrument to be Corrected

2. The filing instrument to be corrected is : Certificate of Merger

The date the filing instrument was filed with the secretary of state: 08/23/2017
mm/dd/yyyy

Identification of Errors and Corrections

(Indicate the errors that have been made by checking the appropriate box or boxes; then provide the corrected text.)

☐ The entity name is inaccurate or erroneously stated. The corrected entity name is:

____

☐ The registered agent name is inaccurate or erroneously stated. The corrected registered agent name is:

Corrected Registered Agent
(Complete either A or B, but not both.)

A. The registered agent is an organization (cannot be entity named above) by the name of:

____

OR

B. The registered agent is an individual resident of the state whose name is:

____
First *Middle* *Last Name* *Suffix*

The person executing this certificate of correction affirms that the registered agent, whose name is being corrected by this certificate, consented to serve as registered agent at the time the filing instrument being corrected took effect.

☐ The registered office address is inaccurate or erroneously stated. The corrected registered office address is:

Corrected Registered Office Address

Street Address (No P.O. Box)	City	State	Zip Code
		TX	

☐ The purpose of the entity is inaccurate or erroneously stated. The purpose is corrected to read as follows:

☐ The period of duration of the entity is inaccurate or erroneously stated.

The period of duration is corrected to read as follows:

Identification of Other Errors and Corrections

(Indicate the other errors and corrections that have been made by checking and completing the appropriate box or boxes.)

☑ **Other errors and corrections.** The following inaccuracies and errors in the filing instrument are corrected as follows:

☐ **Add** Each of the following provisions was omitted and should be added to the filing instrument. The identification or reference of each added provision and the full text of the provision is set forth below.

☑ **Alter** The following identified provisions of the filing instrument contain inaccuracies or errors to be corrected. The full text of each corrected provision is set forth below:

Attached hereto is an Amendment to Agreement and Plan of Merger and Reorganization (the "Amendment") among Indoor Harvest Corp., Alamo Acquisition, LLC and Alamo CBD LLC which Agreement and Plan of Merger and Reorganization (the "Agreement") was filed as an exhibit to the Certificate of Merger filed with the Texas Secretary of State on 08/23/2017. The purpose of the Amendment is to correct clerical omissions or mistakes as set forth in the Agreement.

☐ **Delete** Each of the provisions identified below was included in error and should be deleted.

☐ **Defective Execution** The filing instrument was defectively or erroneously signed, sealed, acknowledged or verified. Attached is a correctly signed, sealed, acknowledged or verified instrument.

Statement Regarding Correction

The filing instrument identified in this certificate was an inaccurate record of the event or transaction evidenced in the instrument, contained an inaccurate or erroneous statement, or was defectively or erroneously signed, sealed, acknowledged or verified. This certificate of correction is submitted for the purpose of correcting the filing instrument.

Correction to Merger, Conversion or Exchange

The filing instrument identified in this certificate of correction is a merger, conversion or other instrument involving multiple entities. The name and file number of each entity that was a party to the transaction is set forth below. *(If the space provided is not sufficient, include information as an attachment to this form.)*

Alamo Acquisition, LLC — 802783185
Entity name — *SOS file number*

Alamo CBD LLC — 0802485911
Entity name — *SOS file number*

Effectiveness of Filing

After the secretary of state files the certificate of correction, the filing instrument is considered to have been corrected on the date the filing instrument was originally filed except as to persons adversely affected. As to persons adversely affected by the correction, the filing instrument is considered to have been corrected on the date the certificate of correction is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: 5 Sep 17

By: Alamo CBD LLC

Signature of authorized person

Dr. Lang Coleman

Printed or typed name of authorized person

By: Alamo Acquisition, LLC

Signature of authorized person

Chad Sykes

Printed or typed name of authorized person (see instructions)

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment (the "Amendment") to the Agreement and Plan of Merger and Reorganization dated as of August 29, 2017 is entered into by and among Indoor Harvest Corp., a Texas corporation (the "Parent" or "Indoor Harvest"), Alamo Acquisition LLC, a Texas limited liability company (the "Alamo Acquisition Sub") and Alamo CBD, LLC, a Texas limited liability company (the "Company"). The Parent, Alamo Acquisition Sub and the Company are each a "Party" and are referred to collectively herein as the "Parties".

WHEREAS, the Parties entered into an Agreement and Plan of Merger and Reorganization dated as of August 4, 2017(the "Agreement"); and

WHEREAS, the Parties desire to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Any capitalized but undefined terms referenced herein shall bear such meaning ascribed to them in the Agreement.

2. Section 1.2 of the Agreement is hereby amended and restated as follows:

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sheppard Mullin Richter & Hampton LLP at 30 Rockefeller Plaza, 39th Floor, New York, New York 10112 commencing at 4:00 p.m. local time on August 15, 2017, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

3. Section 1.5(a) of the Agreement is hereby amended and restated as follows:

(a) At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) subject to the provisions of Section 1.6, Alamo Surviver will sell, convey, transfer and assign to the Parent, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, and the Parent will purchase and accept from Alamo Surviver, all of the issued and outstanding interests, in the individual amounts as set forth on Schedule B, and (ii) in exchange for the transfer of such securities by Alamo Surviver, the Parent will sell, convey, transfer and assign to Alamo Surviver, and Alamo Surviver will purchase and accept from the Parent, Seven Million Five Hundred Eighty Four Thousand and Eight (7,584,008) shares of newly-issued shares of common stock of the Parent, par value $0.001 (the "First IH Share Transfer"), which transfer shall be distributed among Alamo Surviver's members according to their pro rata membership interests as set forth on Schedule B.

4. Section 1.11 of the Agreement is hereby amended and restated as follows:

1.1 Issuance of Additional Shares for Cannabis Cultivation License. In addition to the foregoing, following the Closing and upon Alamo Surviver being successfully awarded a provisional or full license to produce and dispense cannabis in the State of Texas, the Parent will issue to the individual Alamo Surviver Members, as set forth in Schedule C, an additional Eight Million Five Hundred Thousand Dollars ($8,500,000) of newly-issued shares of common stock of the Parent (the "Second IH Share Transfer"), par value $0.001, based upon the three (3) day average closing price of the Company's common stock, as quoted on the OTCQB, prior to the time of issuance.

5. Section 4(b) of the Agreement is hereby amended and restated as follows:

(b) Alamo CBD and the Alamo Surviver Members (as identified in Schedule B) hereby indemnify and hold harmless Indoor Harvest from and against any claim made by any person or entity which relates to the operation of the business of Alamo CBD, and related acts, conditions, transactions or matters concerning the conduct of Alamo CBD or the Alamo Surviver Members occurring or arising prior to the date of Closing, including with respect to, or in connection with (i) any condition, event, act, omission, or any other state of facts occurring on or existing before the date of Closing, which arises from the conduct of Alamo CBD or the Alamo Surviver Members, and (ii) any claim which arises in connection with any liability or obligation of Alamo CBD or an Alamo Member occurring on, or existing before, the date of Closing.

6. Section 5(a) of the Agreement is hereby amended and restated as follows:

(a) Releases and Waivers of Alamo Surviver Members. Each Alamo Member on his/her own behalf hereby acknowledges and agrees that the percentage of Alamo CBD Interests set forth on Schedule B represents the total number and type of Alamo CBD Interests held by such Alamo Member as of the date of this Agreement and as of the Closing Date. Each Alamo Member hereby releases Alamo CBD and Indoor Harvest from all obligations, liabilities and causes of action arising before, on or after the date of this Agreement, out of or in relation to any entitlement which such Alamo Member may have with respect to any Alamo CBD Interests in excess of the percentage of Alamo CBD Interests set forth on Schedule B. Each Alamo Member hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive any anti-dilution protection to which such Alamo Member may be entitled under the articles of incorporation, bylaws or other organizational documents of Alamo CBD or under any other agreement or instrument in connection with the Exchange. Except for the Indoor Harvest shares to be issued in connection with the Exchange, each Alamo Member hereby generally, irrevocably, unconditionally and completely waives any and all rights existing as of the date hereof to receive options, depository receipts, warrants, stock appreciation or similar rights to acquire or receive securities in Alamo CBD or Indoor Harvest.

7. Except as set forth herein, all other terms and conditions of the Agreement shall remain unamended and in full force and effect.

8. This Amendment may be executed in one or more counterparts, in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement. A facsimile or pdf transmission of this signed Amendment shall be legal and binding on all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed and delivered on the date first written above.

Indoor Harvest: **INDOOR HARVEST CORP.**

By: ______________________________
Name: Richard Gutshall
Title: Interim Chief Executive Officer

Acquisition Subsidiary: **ALAMO ACQUISITION LLC.**

By: ______________________________
Name: Chad Sykes
Title: Chief Cultivation Officer

Alamo CBD: **ALAMO CBD, LLC**

By: ______________________________
Name: Dr. Lang Coleman
Title: Chief Executive Officer

Signature: [signature]
Email: rick.gutshall@gmail.com

Signature: [signature]
Email: ccsykes@indoorharvest.com

Signature: Dr. Lang Coleman
Email: lang@alamocbd.com